Exhibit 16.1

April 25, 2012

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Marlborough Software Development Holdings Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Marlborough Software Development Holdings Inc. dated April 20, 2012. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts